Exhibit 10.2

NONCOMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT, dated as of March 20, 2015 (this “Agreement”), is made and entered into by and between Gregory J. Duman, the undersigned unitholder (the “Unitholder”) of Outstanding Membership Interests of Prism Technologies, LLC, a Nebraska limited liability company (the “Company”), for the benefit of Internet Patents Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Parent, Strategic Concepts Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of November 12, 2014 (the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each Outstanding Membership Interest of the Company, will be converted into the right to receive a portion of the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the Unitholder holds the number of Outstanding Membership Interests appearing on the signature page hereof;

WHEREAS, in connection with consummation of the Merger the Unitholder will receive a portion of the Merger Consideration from Parent; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Unitholder agree, and in order to induce Parent to enter into the Merger Agreement the Unitholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Unitholder agrees as follows:

1.      Definitions.      Capitalized terms used in this Agreement not otherwise defined herein have the meanings given such terms in the Merger Agreement

2.      Confidentiality and Restrictive Covenants.

(a)     (i)      Except as required by law or as authorized in advance by Parent, the Unitholder shall not for a period of one year following the date hereof, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any “Confidential Information”.

(ii)      “Confidential Information” as used in this Agreement includes all confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Parent, the Company or any of their Affiliates, (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by the Unitholder in the course of rendering services to the Parent, the Company, or any of their Affiliates, and further includes without limitation: patented or unpatented inventions, discoveries and improvements, organizational, operating and business plans; strategies; research and development; policies and manuals; personnel information (including without limitation the identity of Parent, Company and their Afilliates’ employees, and such employees’ responsibilities, competence and abilities, and compensation); medical information about employees; nonpublic financial information; lists of and information about prospective litigation targets; information concerning planned or pending acquisitions, investments or divestitures;. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of Parent, Company and their Affiliates other than through the Unitholder’s breach of this Agreement or breach by another person of some other obligation.

(iii)     Nothing herein prohibits the Unitholder from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that the Unitholder shall first promptly notify Parent if the Unitholder receives a subpoena, court order or other order requiring any such disclosure, to allow Parent to seek protection therefrom in advance of any such legally compelled disclosure.

(b)     Except as expressly authorized by Parent, the Unitholder shall not for a period of three years following the date hereof, for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise)

(i)     Engage in or assist any other person competitive with the Company’s conduct of the Business, or perform services involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person engaged in the Business, anywhere in the United States (the “Territory”), it being understood and agreed that Parent actively conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory; or

(ii)      perform services or provide products relating to the Business for or to any Client(as defined below); or

(iii)     solicit any Client or prospective Client for the purpose of performing or providing or facilitating the performance or provision of any services or products relating to the Business; or

(iv)     seek or accept a position as an officer, director or employee of, or as a consultant or other non-employee service provider to, any Client where the Unitholder’s duties or services for such Client involve engaging in the Business; or

(v)     induce, solicit, or attempt to persuade any employee or other agent of the Parent, Company or any of their Affiliates to terminate his or her employment or other relationship or association with the Parent, Company or any such Affiliate in order to enter into any employment relationship with or perform services for any Client;

provided, however, that nothing set forth in this Section 2(b) shall prohibit the Unitholder from holding, directly or indirectly, (i) stock in a mutual fund or a diversified investment company, (ii) up to 5% in the aggregate of any class of capital stock or other ownership interests of any company if such stock or other ownership interests are publicly traded and listed on any national or regional stock exchange, and (iii) any equity interests through any non-self-directed employee benefit plan or pension plan.

(c)     To the maximum extent permitted by applicable law, the running of the time periods set forth above shall be tolled during the period of any breach by the Unitholder of this Section 2 and during the period of any dispute involving the breach, applicability, scope, duration or other aspect of any of the provisions of this Section 2, whether or not any party has filed a lawsuit. The provisions of this Section 2 shall remain in full force and effect for the duration of such breach or dispute, until the breach or dispute is fully and finally resolved by either (i) the written agreement of the parties to each such dispute or (ii) a final, non-appealable order from a court of competent jurisdiction, at which point the time-period of such provisions shall again commence running, unless such agreement or order (as applicable) expressly provides otherwise.

(d)      As used in this Agreement:

(i)     “Client” means any entity that is a defendant in an Open Lawsuit or an entity which uses or intends to use any Intellectual Property of the Company with respect to which Unitholder any time during the one year period preceding the date hereof: (A) performed services relating to the Business on behalf of the Company or any of its Affiliates, or (B) or had access to Confidential Information as a result of or in connection with the Unitholder’s services to the Company.

4.      Blue-Penciling. If any Governmental Body determines that any of the restrictive covenants set forth in Section 2, or any part thereof, is unenforceable because of the duration, geographic scope, or any other reason, it is the intention of the parties that such court shall have the power to modify any such provision, to the extent necessary to render the provision enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced.

5.      Severability of Covenants. If any Governmental Body determines that any of the restrictive covenants set forth in Section 2, or any part thereof, is invalid, illegal or unenforceable, and that such restrictive covenants cannot otherwise be modified or limited pursuant to Section 4 of this Agreement, the remainder of the restrictive covenants set forth in Section 2 shall, to the extent enforceable under applicable law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid, illegal or unenforceable; provided, that if the economic or legal substance of the principles and transactions contemplated in this Agreement is affected in a manner materially adverse to any party as a result of the determination that a provision hereof is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original interest of parties as closely as possible in an acceptable manner to the end that the principles and transactions contemplated hereby are fulfilled to the closest extent possible.

6.      Remedies. If the Unitholder violates any of the restrictive covenants set forth in Section 2, Parent may proceed against the Unitholder in law or in equity for such damages or other relief as a court may deem appropriate. Unitholder acknowledges that a violation of any of the restrictive covenants set forth in Section 2 may cause Parent and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Unitholder therefore agrees that in the event of any actual or threatened violation of any of the restrictive covenants set forth in Section 2, Parent shall not be required to post a bond in seeking injunctive relief against a Restricted Person to prevent any violations of the restrictive covenants set forth in Section 2. The Unitholder further agrees to reimburse Parent and its Affiliates for all costs and expenditures, including but not limited to reasonable attorneys' fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under Section 2.

7.     Miscellaneous.

(a)     Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered, if delivered personally, (ii) if transmitted by fax, when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

If to Parent, to:

Internet Patents Corporation

101 Parkshore Dr, Suite 100

Folsom, CA 95630

If to Unitholder, to:
Gregory J. Duman

17540 Baywood Circle

Omaha Nebraska 68130

or to such other address as such party may indicate by a notice delivered to the other party hereto.

(b)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person (other than the parties hereto and their respective successors) any right, remedy or claim under or by reason of this Agreement.

(c)     Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior and/or contemporaneous agreements, understandings or letters of intent with regard to the subject matter contained herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Unitholder and Parent.

(d)      Waivers. The failure of Parent to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of Parent thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by Parent. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement only if it is in writing signed by an authorized representative of Parent and shall not be held to constitute a waiver of any other provision of this Agreement.

(e)     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the same.

(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Nebraska.

(g)     Submission to Jurisdiction. The parties hereto irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of the United States District Court for the District of Nebraska or the jurisdiction of any court of the State of Nebraska located in Omaha, Nebraska and waive any and all objections to jurisdiction that they may have under the laws of the State of Nebraska or the United States and any claim or objection that any such court is an inconvenient forum.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

Gregory J. Duman

By:	/s/ Gregory J. Duman
Name:	Gregory J. Duman

Internet Patents Corporation

By:	/s/ L. Eric Loewe
Name:	L. Eric Loewe
Title:	General Counsel and Secretary